Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this post-effective amendment No. 1 to registration statement on Form S-1 on registration statement on Form S-3 (Registration No. 333-127149) of our report dated March 30, 2007, with respect to our audits of the balance sheet as of December 31, 2006 and related statements of operations, changes in stockholders’ equity and cash flows of Chem Rx Corporation F/K/A Paramount Acquisition Corp. for the year ended December 31, 2006 for the period June 1, 2005 (inception) to December 31, 2005 and from June 1, 2005 (inception) to December 31, 2006, appearing in the Schedule 14A of Chem Rx Corporation F/K/A Paramount Acquisition Corp. dated October 2, 2007. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP

New York, New York

January 7, 2008